                                                                      EXHIBIT 11

                REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE


                                                          Year Ended December 31,
                                   -------------------------------------------------------------------
                                       1996          1995         1994          1993          1992
                                   ------------  ------------  -----------  ------------  ------------
                                                       (In thousands except per share data)

Earnings:
 Net income                           $418,840      $288,649     $340,008      $301,205      $258,883
 Less preferred stock dividends         31,518        36,467       34,410        28,415        28,386
                                   ------------  ------------  -----------  ------------  ------------
 Net income applicable to
  common stock                        $387,322      $252,182     $305,598      $272,790      $230,497
                                   ============  ============  ===========  ============  ============
Shares:
 Average number of common and
  common equivalent shares
  outstanding                           55,595        54,060       52,736        52,466        52,204
                                   ============  ============  ===========  ============  ============
  Net income per common share            $6.97         $4.66        $5.79         $5.20         $4.42
                                   ============  ============  ===========  ============  ============

Earnings:
 Net income applicable to
  common stock                        $387,322      $252,182     $305,598      $272,790      $230,497

  Add dividends applicable to
    convertible preferred stock             -          5,920       11,643        11,643        11,643
                                   ------------  ------------  -----------  ------------  ------------
  Net income applicable to
    common stock as adjusted          $387,322      $258,102     $317,241      $284,433      $242,140
                                   ============  ============  ===========  ============  ============

Shares:
 Average number of common and
  common equivalent shares
  outstanding                           55,595        54,060       52,736        52,466        52,204

 Add shares assumed issued
  upon exercise of stock options            -            161          229           286           247

 Add shares assumed issued upon
  conversion of preferred stock             -          1,978        3,569         3,569         3,569
                                   ------------  ------------  -----------  ------------  ------------
 Average number of common
  shares outstanding as adjusted        55,595        56,199       56,534        56,321        56,020
                                   ============  ============  ===========  ============  ============
Net income per common share              $6.97         $4.59        $5.61         $5.05         $4.32
                                   ============  ============  ===========  ============  ============